EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Third Quarter Financial Information

SPOKANE, Wash., Oct. 24, 2005 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President & CEO Randall L. Fewel today announced third-quarter after-tax earnings for the company of $636,837 which is a 14.3% improvement over the $557,029 earned during the same quarter last year. Fully diluted earnings per share for the third-quarter improved to $0.30 from $0.26 per share. For the nine-months, year-to-date, earnings report at $1,593,837, a 13.8% increase over earnings of $1,400,308 reported for the same period in 2004. Year-to-date earnings per share improved to $0.74, compared to $0.66 per share last year. Prior year per share results have been adjusted to account for a five-percent stock dividend paid in June 2005. Annualized return on average assets for the nine-months year-to-date reports at 0.92%, with return on average equity reporting at 10.33%.

Total assets for the company were $244 million on September 30, 2005, a $24 million increase (10.9%) when compared to total assets of $220 million reported on September 30, 2004.

Northwest Bancorporation, Inc. is the parent company of Inland Northwest Bank (the "Bank"); the Bank also reported an excellent growth in earnings. For the nine-months ending September 30, 2005, the Bank reported 17.5% higher earnings this year over last year ($1,679,803 compared to $1,430,164). The Bank reported net outstanding loans, including mortgage loans held for sale, of $184.9 million on September 30, 2005, a $30.9 million (20.0%) increase when compared with September 30, 2004. Deposits of $190.6 million were $15.8 million higher (9.0%) than on September 30, 2004.

Mr. Fewel attributed the increase in net income to an improvement in the Bank's net interest income that resulted from two factors -- loan growth and an improvement in the Bank's net interest margin. Net interest margin, the difference between the average interest rate that the Bank pays on deposits and other liabilities and the rate that it earns on loans and other assets, has improved significantly as short-term interest rates have increased over the past year. That improvement, coupled with a healthy increase in loans, accounts for all of the improvement in net income for the year.

Mr. Fewel noted that the Bank's mortgage department continues to make a strong contribution to profitability. "Recent increases in mortgage loan rates have not yet affected new home sales in Spokane and Kootenai Counties and the builders that we work with continue to see strong sales continuing into next year," he said.

Mr. Fewel also expressed satisfaction with credit quality, indicating that past-due loans and non-performing assets (repossessed real estate plus loans on which the accrual of interest has been stopped) remain at relatively low levels.

The Bank's Walla Walla office, established as a loan production office earlier this year and converted to a full branch in July, is near a break-even level and is expected to contribute to earnings in 2006. Construction work on a new branch, located at Ruby and Ermina, in Spokane, commenced in early October; opening is anticipated in the second-quarter 2006.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 456-8888